UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

ChoiceOne Financial Services, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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109 East Division
Sparta, Michigan 49345

April 8, 2025
To our Shareholders:
We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2025. The meeting will be held on May 21, 2025 and will begin at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan).
The purpose of the meeting is to elect directors and to consider the other matters described in this proxy statement.
Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present online at the Annual Meeting may revoke their proxy and vote online at the Annual Meeting if they wish to do so. All shareholders should sign proxies as their names appear on the proxy.
Shareholders of record at the close of business on March 31, 2025 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 8, 2025.
We hope you will join us at the 2025 Annual Meeting.

Sincerely,

Kelly J. Potes Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2025. The meeting will be held on May 21, 2025, at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan). The purposes of the meeting are as follows:
1.	Election of directors.
2.	Advisory approval of the Company's executive compensation.
3.	An advisory vote to determine whether future advisory votes to approve the Company’s executive compensation should occur every 1, 2, or 3 years.
4.	Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2025.
We will also transact any other business that may properly come before the meeting.
Shareholders of record at the close of business on March 31, 2025 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 8, 2025.
We have determined that the Annual Meeting will be held in a virtual meeting format only, via live webcast, with no physical in-person meeting. Shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COFS2025. You will use the 16-digit control number shown on your proxy to access the virtual meeting. Additional information regarding attending the virtual meeting is included in the proxy statement. We encourage you to vote your shares prior to the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2025: A complete set of proxy materials relating to our Annual Meeting and our Annual Report for the year ended December 31, 2024 are available on the Internet at: www.choiceone.bank/About/Investor-Relations/Proxy-Materials.

By Order of the Board of Directors,

Adom J. Greenland Chief Financial Officer and Secretary

April 8, 2025
It is important that your shares be represented at the meeting.
Even if you expect to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345

ANNUAL MEETING OF SHAREHOLDERS
May 21, 2025

PROXY STATEMENT

Meeting Information
Time and Place of Meeting
You are invited to attend the Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on May 21, 2025, at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan). The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2025.
This proxy statement and the enclosed proxy are first being mailed to ChoiceOne shareholders on approximately April 8, 2025, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our,” “ChoiceOne” and the “Company” refer to ChoiceOne Financial Services, Inc. and “you” and “your” refer to ChoiceOne shareholders.
Attending the Virtual Meeting
Shareholders may listen to and participate in the Annual Meeting at www.virtualshareholdermeeting.com/COFS2025. You may log in to this website up to 30 minutes before the start of the annual meeting, and are encouraged to log in at least 15 minutes prior to the start of the Annual Meeting to ensure sufficient time to register and download the required software, if needed.
To access the Annual Meeting, you will use the 16-digit control number shown on your proxy. Shareholders who access the Annual Meeting using this control number will have the same rights and opportunities to participate as they would in an in-person meeting, including the ability to vote. If you do not have your 16-digit control number, you will still be able to listen to the Annual Meeting, but you will not be able to vote or otherwise participate. We encourage you to vote your shares prior to the Annual Meeting.
Purpose of Meeting
The purpose of the annual meeting is to consider and vote upon the election of directors, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement, an advisory vote to determine the frequency of future advisory votes to approve the Company’s executive compensation, and the ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2025. Your Board of Directors recommends that you vote FOR each of the director nominees discussed in this proxy statement, FOR approval of the compensation of the Company's named executive officers, ONE YEAR for the frequency of future advisory votes to approve the Company’s executive compensation, and FOR ratification of the selection of auditors.
How to Vote Your Shares
You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock at the close of business on March 31, 2025. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the Annual Meeting.
As of March 31, 2025, there were 14,975,034 shares of ChoiceOne common stock issued and outstanding.
Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted FOR each director nominee named in this proxy statement, FOR approval of the compensation of the Company's named executive officers, ONE YEAR for the frequency of future advisory votes to approve the Company’s executive compensation, and FOR ratification of the selection of auditors. If other matters are presented at the Annual Meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice of revocation to the Secretary of ChoiceOne prior to the meeting;
•	by delivering a proxy bearing a later date than the proxy you wish to revoke prior to the meeting; or
•	attending and voting online at the Annual Meeting.
Who Will Solicit Proxies
Directors, officers and employees of ChoiceOne and of ChoiceOne Bank, will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to its efforts to solicit proxies.
Required Vote and Quorum
Election of Directors. A plurality of the shares voting at the Annual Meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.
Advisory Approval of Executive Compensation. The advisory vote on executive compensation will be approved on an advisory basis if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted. The vote is advisory and will not be binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and the Personnel and Benefits Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Advisory Approval of Frequency of Future Advisory Votes to Approve the Company’s Executive Compensation. The proposal that receives the most votes—once every one year, two years or three years—will be approved on an advisory basis. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted. This vote is advisory and is not binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and the Personnel and Benefits Committee value the opinions of our shareholders and will take them into consideration when making future decisions regarding the frequency of future shareholder advisory votes on executive compensation.
Ratification of Independent Auditors. The ratification of the selection of Plante & Moran, PLLC as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions and other shares that are not voted will not be counted as voted.
Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.
Quorum. A majority of the shares entitled to vote at the Annual Meeting must be present or represented at the meeting by proxy to constitute a quorum. To determine whether a quorum is present, we will include shares that are present at the meeting or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Election of Directors
The Board of Directors presently consists of 15 individuals divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the Annual Meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.
Following recommendation by the Governance and Nominating Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the Annual Meeting of shareholders to be held in 2028:
Greg L. Armock
Eric (Rick) E. Burrough
Kelly J. Potes
Brian P. Petty
Randy D. Hicks, M.D.
As of the date of this proxy statement, each proposed nominee currently serves as a director of ChoiceOne. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election – which we do not anticipate – the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.
ChoiceOne's Board of Directors and Executive Officers
Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the Annual Meeting and ChoiceOne's executive officers. The biographical information for each nominee and director includes the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should continue to serve as a director for the Company. All of the directors of ChoiceOne also serve as directors of ChoiceOne Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.
Nominees for Election as Directors with Terms Expiring in 2028
Greg L. Armock, 54, was appointed as a director of ChoiceOne on September 8, 2021, and has served as a director of ChoiceOne Bank since January 2018. He previously served as a director of ChoiceOne from October 2018 until the merger with County Bank Corp. in October 2019. Mr. Armock is the Owner and President of Armock Mechanical Contractors, LLC based in Sparta, Michigan. His substantial business and entrepreneurial experience qualify him for continued service as a director.
Eric (Rick) E. Burrough, 60, was appointed as a director of ChoiceOne and ChoiceOne Bank on October 1, 2019, following the merger of County Bank Corp. into ChoiceOne. He had previously served as a director of County Bank Corp., the parent company of Lakestone Bank & Trust, since 2009. Since 1990, Mr. Burrough has been the Owner and President of Web Press of Michigan, Inc., a commercial printing company with operations in Davisburg and Greenville, Michigan. In 2003, he founded JAMS Media, LLC, which publishes 22 community papers in Michigan. He is also the sole owner of INV Limited, and Huron Holdings of Lapeer, Inc. Additionally, he is a partner in several ventures, including AB Lapeer Properties, LLC, DRD Wildcherry, LLC, R&R Bedding, LLC, Metamora 8, LLC, Metamora 8 Properties, LLC, Sun Devil Property Management, LLC, and Blue Horseshoe Properties, LLC. Mr. Burrough is a dedicated supporter of the Lapeer Community, both individually and through his business. He is a member of the Lapeer Optimist Club and currently serves as a trustee on the boards of McLaren Lapeer Region and the McLaren Lapeer Region Foundation. In 2016, he was inducted into the Lapeer High School Alumni Association Distinguished Alumni Hall of Honor. Mr. Burrough is qualified for service as a continuing director by virtue of his extensive experience as an outside bank director, his vast experience in business and his community leadership.
Randy D. Hicks, M.D., M.B.A., 67, was appointed as a director of ChoiceOne and ChoiceOne Bank on March 1, 2025, following the merger of Fentura Financial, Inc. into ChoiceOne. He previously served as a director of Fentura Financial, Inc., parent company of The State Bank, since 2011. Dr. Hicks is the Owner and CEO of Regional Medical Imaging P.C. He serves on the board of the Michigan Radiological Society (MRS), where he chairs both the Budget and Finance

Committee and the Strategic Planning Committee. Dr. Hicks is a managing member of RJB&M, LLC, a real estate holding company, and the owner of First Storage One and SHI, LLC. Additionally, he owns and operates a sugar bush in northern Michigan, where he produces maple syrup. Dr. Hicks brings substantial financial and analytical expertise to the analysis of the Company and Bank’s performance. Dr. Hicks provides the Board with a unique perspective as a successful business owner and has been involved in various building and commercial real estate ventures throughout his career. Dr. Hicks was nominated as a director pursuant to the merger agreement between ChoiceOne and Fentura Financial, Inc.
Brian P. Petty, 67, was appointed as a director of ChoiceOne and ChoiceOne Bank on March 1, 2025, following the merger of Fentura Financial, Inc. into ChoiceOne. He previously served as a director of Fentura Financial, Inc., parent company of The State Bank, since 1995. Mr. Petty also served as Vice Chairman of the Fentura Financial, Inc. board of directors since 2011 and as Chairman since 2021. Mr. Petty is the Owner and President of Fenton Glass Service, Inc., which specializes in sales and installation of glass for automobile, residential, industrial and specialty uses. Mr. Petty brings a unique perspective to the board as a successful small business owner and offers valuable community insights from his service on numerous boards in the Fenton area. Mr. Petty was nominated as a director pursuant to the merger agreement between ChoiceOne and Fentura Financial, Inc.
Kelly J. Potes, 63, has been the Chief Executive Officer of ChoiceOne since June 1, 2016, and the Chief Executive Officer of ChoiceOne Bank since October 1, 2019. He has also been a director of ChoiceOne and ChoiceOne Bank since June 1, 2015. Mr. Potes served as both the President and Chief Executive Officer of ChoiceOne from June 2015 until October 1, 2019. He has been the President of ChoiceOne Insurance Agencies, Inc. since June 2016, and previously served as Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. from January 2001 until June 2016, and as Senior Vice President of ChoiceOne Bank from January 2011 until June 2015. Before that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001, and Vice President of Retail Services of ChoiceOne Bank from 1984 to 1998. Mr. Potes is actively involved in community banking as Chairman of the Community Bankers of Michigan Board. He also serves as a director of ChoiceOne Insurance Agencies, Inc., Sparta Downtown Development Authority, Urban Transformation Ministries, and the Bankers Retirement Services board. Additionally, he serves on the Deacon Board for the Kent City Baptist Church. Mr. Potes is qualified for continued service as a director due to his extensive experience in institutional and banking sectors, along with this deep knowledge and expertise regarding ChoiceOne’s markets, competitors, customers, employees, business operations, and strategies.
Your Board of Directors and Governance and Nominating Committee, which consists entirely of independent directors, recommend that you vote FOR the election of all nominees as directors.
Continuing Directors with Terms Expiring in 2027
Harold J. Burns, 58, was appointed as a director of ChoiceOne and ChoiceOne Bank on October 1, 2019. Mr. Burns is a Certified Public Accountant, Certified Management Accountant, and Chartered Global Management Accountant. He has been a Partner with UHY LLP and Managing Director with UHY Advisors MI, Inc. for over 20 years, leading the Audit and Assurance Practice. Additionally, he chairs the firm’s National Health Care Practice and serves on the Executive committee for the Great Lakes region. He earned his Bachelor of Business Administration in Accounting from Walsh College. Mr. Burns previously served as a director of County Bank Corp., the parent company of Lakestone Bank & Trust, since 2016, and prior to that, served as director of Capac Bancorp Inc., the parent company of CSB Bank, since 2011. Currently, he is the treasurer for Serving Macomb, a Committee Chairperson for the St. Clair Community Foundation, and a board member of Forgotten Harvest and the McLaren Macomb Healthcare Foundation. He also serves on the audit committee and finance council for the Archdiocese of Detroit. Previously, Mr. Burns was President and board member of the SC4 Foundation and has served on numerous other for-profit and non-profit boards, including the Community Foundation of St. Clair County, St. Clair County RESA, and Memphis Community Schools. His extensive experience in public company auditing, accounting, finance, and business consulting, along with his years as an outside bank director, make him well-qualified to continue serving as a director.
Curt E. Coulter, D.O., 63, was appointed as a director of ChoiceOne on September 21, 2022, and as a director of ChoiceOne Bank on October 1, 2019, following the merger of County Bank Corp. into ChoiceOne. Before this, he served as a director of Lakestone Bank & Trust and its holding company, County Bank Corp., since November 2016. Dr. Coulter is a physician and partner of Lapeer Medical Associates and is Board Certified in Family Medicine. He earned his Bachelor of Science from the University of Michigan-Flint and his Medical Degree from Michigan State University. He completed his internship at Flint Osteopathic Hospital and his residency at Genesys Regional Medical Center. Dr. Coulter is an Associate Professor of Clinical Medicine at both Michigan State University-COM and

Michigan State University-CHM. He is a member of the American Osteopathic Association, Michigan Osteopathic Association, and the American Association of Family Practitioners. Additionally, he is a partner in PBSC Properties. He owns a 200-acre farm where he raises cattle and produces corn, soybeans, wheat, and maple syrup. Dr. Coulter’s extensive experience as an outside bank director and his many years of leading and managing his medical practice qualify him to continue serving as a director.
Gregory A. McConnell, 63, was appointed as a director of ChoiceOne and ChoiceOne Bank on October 1, 2019, following the merger of County Bank Corp. into ChoiceOne. He previously worked as a State Farm Insurance Agent, retiring in 2017. He holds a bachelor's degree from Ferris State University. Mr. McConnell previously served as a director of County Bank Corp., the parent company of Lakestone Bank & Trust, since 2016. Before that, he was Chairman of Capac Bancorp Inc., the parent company of CSB Bank, starting in 1992. Mr. McConnell is a former Chairman of the Capac Downtown Development Authority and has served as a St. Clair County Commissioner, on the St. Clair County RESA School Board, the St. Clair County Central Dispatch Board, and the St. Clair County Emergency Management Board. He is also a partner in Capac Auto Sales, Inc. and G & K2, LLC. Mr. McConnell’s extensive business and insurance experience, along with more than 30 years of service as an outside bank director and former community bank chairman, qualify him to continue serving as a director.
Bradley F. McGinnis, 53, was appointed as a director of ChoiceOne on December 25, 2021. He previously served as a director of ChoiceOne from October 2018 until the merger with County Bank Corp. in October 2019. Mr. McGinnis has been a director of ChoiceOne Bank since October 2018. He is the Owner and President of Megawall Corporation, a company specializing in manufacturing and distribution of patented display fixtures and components for the material handling industry. Additionally, he is an Owner and President of KMJ Ventures, LLC, a real estate holding company, Rowster Coffee, Inc., and McGinnis & Associates, Inc., a brokerage for wood veneer products. Mr. McGinnis’s entrepreneurial, technology, and executive experience qualify him to continue serving as a director.
Roxanne M. Page, 55, was appointed as a director of ChoiceOne and ChoiceOne Bank in August 2010 and served as Vice Chairwoman of the Board of Directors of ChoiceOne Bank from December 2013 until the merger with County Bank Corp. in October 2019. Ms. Page is a Certified Public Accountant with Doeren Mayhew, a certified public accounting, audit, tax and business advisory firm. She served as a director for the Wolverine Worldwide YMCA Advisory Board until 2013. Ms. Page is qualified for service as a continuing director by virtue of her substantial accounting and finance expertise and experience.
Continuing Directors with Terms Expiring in 2026
Keith D. Brophy, 62, was appointed as a director of ChoiceOne and ChoiceOne Bank in October 2014. Mr. Brophy is the Chief Executive Officer of Mentavi Health, a national mental health telehealth company, which he joined in 2021 as Chief Operating Officer. Before this, he was the Director of the Emergent Holdings Inc. Business Lab Product Group. He previously served as the State Director and Chief Executive Officer of the Michigan Small Business Development Center, Chief Executive Officer of Ideomed, Inc., and has held executive positions with national technology firms RCM Technologies and Nusoft Solutions. He also co-founded and served as CEO of Sagestone Consulting. Mr. Brophy, a former West Michigan E&Y Entrepreneur of the Year, holds a Bachelor of Computer Science degree from the University of Michigan and a Master’s in Information Science from Strayer University. He has served as an Adjunct Professor at the GVSU Seidman School of Business. He is an appointee to the advisory board for the City of Grand Rapids SmartZone Local Development Finance Authority, a member of the non-profit Meghan’s Army advisory board, and a director of Greatland Corporation. He has also served on other boards, including the University of Michigan MTRAC Life Sciences Fund, the Frederick Meijer Gardens and Sculpture Park, and the West Michigan Center for Arts and Technology. Mr. Brophy’s entrepreneurial, technology, and executive experience qualify him to continue serving as a director.
Michael (Mike) J. Burke, Jr., 55, is the President of ChoiceOne and ChoiceOne Bank. He has spent his entire career in banking, starting out as a part-time teller and advancing to his current position. Mr. Burke became President of ChoiceOne in October of 2019 following its merger with County Bank Corp., the parent company of Lakestone Bank & Trust, and assumed the role of President of ChoiceOne Bank in May of 2020 after the consolidation of Lakestone Bank & Trust and ChoiceOne Bank. In 2016, he became the President of Lakestone Bank & Trust following the merger of Lapeer County Bank & Trust and CSB Bank. Prior to that, he served as President and CEO of CSB Bank starting in 2012. He holds a Bachelor of Administration in Finance from the University of Michigan-Flint. Mr. Burke is dedicated to community banking, serving nationally as the Vice Chairman of the Independent Community Bankers

of America. At the state level, he is a member of the Community Bankers of Michigan Board. Locally, he contributes to local communities by serving on various public boards including the Lapeer Development Corporation, McLaren Lapeer Region Board of Trustees, and Lapeer County Community Foundation. He previously served on the Capac Downtown Development Authority. Mr. Burke’s extensive experience in institutional and banking sectors, along with his deep understanding of area markets, competitors, customers, employees, business operations, and strategies, qualifies him for continued service as a director.
Bruce John Essex, Jr., 57, was appointed as a director of ChoiceOne on June 29, 2022, effective July 25, 2022. He was previously appointed as a director of ChoiceOne Bank on July 1, 2020, following the merger of Community Shores Bank into ChoiceOne. Mr. Essex had been involved with Community Shores Bank since its inception in 1998. Mr. Essex is the managing director of Port City Ventures, LLC, a private equity/holding company specializing in investments in small to medium-sized manufacturing companies, real estate development, and financial services. He is also a partner in Rolar Products and a managing partner of Core Real Estate Group. From 1998 to 2015, he was the CEO and majority owner of the Port City Group, an integrated manufacturer with six locations in Michigan. Mr. Essex serves as a director of Eagle Alloy Corporation, Beacon Recycling Inc. (co-founder), Eagle Aluminum Products, and Cascade Die Casting Group. He volunteers with Community Foundation for Muskegon, Kid’s Food Basket, and is the past Chairperson for the Employer’s Association of West Michigan. A graduate of Michigan State University with a Bachelor’s in Building Construction Management, Mr. Essex was honored as the 2018 Business Person of the Year by the West Michigan Spartans Alumni Association and was a 2017 nominee for the Muskegon Area Chamber of Commerce Entrepreneur of Excellence Award. His extensive experience as an outside bank director and his entrepreneurial success across multiple industries qualify him for continued service as a director.
Jack G. Hendon, 69, was appointed as a director of ChoiceOne and ChoiceOne Bank on August 1, 2013 and was appointed Chairman of the Boards of Directors of both entities in December 2021. He is a Certified Public Accountant, co-founder and partner at H&S Companies, P.C., an independently owned accounting and consulting firm. He is also a partner in Spartan Dawg Investments, LLC and Dutch Dawg, LLC. Mr. Hendon has served on the boards for the Fremont Area Community Foundation, Spectrum Gerber Hospital Foundation and the Newaygo County Area Promise Zone. He is a former director and audit committee chair of Fremont Michigan InsuraCorp, formerly an SEC reporting company. His substantial accounting and finance expertise, along with his experience as a director of a former SEC reporting company, qualify him for continued service as a director.
Michelle M. Wendling, 51, was appointed as a director of ChoiceOne on September 21, 2022. Ms. Wendling was previously appointed as a director of ChoiceOne Bank on October 1, 2019, following the merger of County Bank Corp. into ChoiceOne. Before the merger, Ms. Wendling served as director of Lakestone Bank & Trust and its holding company, County Bank Corp., since November 2016. Prior to that, she was a director of Capac Bancorp Inc. Ms. Wendling is the Senior Director of Sales Strategy; PepsiCo, Inc., leading the strategy development for the Club Channel, Emerging Business, and Multicultural for the total U.S. She is an Executive Sponsor for PepsiCo’s Women’s Inclusion Network and a member of the Network of Executive Women. She previously served on the Memphis Community School Board from 2006 to 2019, holding positions as Vice President and President, and also served as Treasurer for the Emmett Little League. Ms. Wendling was recognized as a Top Women in Grocery winner in 2020 and has received numerous performance and leadership awards from PepsiCo. She holds an M.B.A. in Business Administration from Oakland University and a B.B.A. in Food Marketing from Western Michigan University. Her extensive experience as an outside bank director and her successful management of multi-state teams at PepsiCo qualify her for continued service as a director.
Executive Officers who are not Directors
Adom J. Greenland, 44, is an Executive Officer of ChoiceOne and has served as Chief Financial Officer, Treasurer, and Secretary of ChoiceOne since 2022. Mr. Greenland joined ChoiceOne in 2013 serving in various roles including Chief Operating Officer. Mr. Greenland joined ChoiceOne following 11 years of experience as a Certified Public Accountant with PwC LLP, a global accounting and consulting firm. Mr. Greenland holds a Bachelor of Arts and Master of Science in Accounting from Michigan State University.
Bradley A. Henion, 55, is an Executive Vice President and has served as Chief Lending Officer of ChoiceOne Bank since January 1, 2023. He previously served as Senior Vice President and Chief Lending Officer of ChoiceOne Bank since November 2015. Before joining ChoiceOne, Mr. Henion was the Market President of First Community Bank, formerly Select Bank, in Grand Rapids, Michigan. Prior to that, he worked with Greenstone Farm Credit Services and Bank of America, formerly LaSalle Bank.

Advisory Approval of Executive Compensation
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Act”), shareholders may cast an advisory vote on the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules. The Company has designed its executive compensation programs to attract, motivate, reward, and retain senior management talent, and to encourage senior management to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Personnel and Benefits Committee, which consists entirely of independent directors, oversees the compensation of the Company's named executive officers. The Personnel and Benefits Committee believes that the Company's compensation programs are appropriate for the Company taking into account such factors as the size of the Company and ChoiceOne Bank, the market for executive talent in which we compete, and the Company's short-term and long-term strategic objectives. The Personnel and Benefits Committee believes that the Company's compensation programs strike an appropriate balance between incentivizing growth while not encouraging excessive risk-taking. For these reasons, we are recommending that our shareholders vote “FOR” the adoption of the following resolution:
RESOLVED, that the shareholders of ChoiceOne Financial Services, Inc. (the “Company”) approve the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2025 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.
The vote is not binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and Personnel and Benefits Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.
The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. The next such vote will occur at the 2026 annual meeting of shareholders.
Your Board of Directors and Personnel and Benefits Committee, which consists entirely of independent directors, recommend that you vote FOR the approval of the compensation of the Company's named executive officers.
Advisory Vote on the Frequency of Future Advisory Votes
to Approve the Company’s Executive Compensation
In accordance with the requirements of the Act, we are asking our shareholders to cast an advisory vote on how frequently we should hold future advisory votes to approve the Company’s executive compensation. By voting on this proposal, shareholders may indicate whether they would prefer an advisory shareholder vote to approve the Company’s executive compensation once every year, once every two years or once every three years. Shareholders may also abstain from voting on this matter.
The Board of Directors has decided to recommend that shareholders vote in favor of holding an advisory shareholder vote to approve the Company’s executive compensation every year. The Board supports an annual advisory vote because we believe that this will provide our shareholders with an ongoing, consistent and timely means of providing input regarding our executive compensation programs. The frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by the shareholders. This vote is advisory and is not binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and the Personnel and Benefits Committee values the opinions of our shareholders and will take them into consideration when making future decisions regarding the frequency of future shareholder advisory votes on executive compensation.
Your Board of Directors and Personnel and Benefits Committee, which consists entirely of independent directors, recommend that you vote ONE YEAR for the frequency of future advisory votes to approve the Company’s executive compensation.

Ratification of the Selection of Independent Registered Public Accounting Firm
ChoiceOne's Audit and Compliance/CRA Committee (“Audit Committee”) has approved the selection of Plante & Moran, PLLC as the Company's independent registered public accounting firm to audit the financial statements of ChoiceOne and its subsidiaries for the year ending December 31, 2025, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Plante & Moran, PLLC to serve as the Company's independent auditors for the year ending December 31, 2025. More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Registered Public Accounting Firm,” and “Audit Committee Report.”
If the shareholders do not ratify the selection of Plante & Moran, PLLC, the Audit Committee will consider a change in auditors for the next year.
Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Plante & Moran, PLLC as our independent auditors for the year ending December 31, 2025.

Corporate Governance
Independence
The Board of Directors has determined that the following 13 of its 15 directors are “independent” directors as of December 31, 2024 (and as of March 1, 2025, for Mr. Petty and Dr. Hicks, the date upon which each joined the Board of Directors) as defined by the rules of the SEC and the Nasdaq Listing Rules:
Greg L. Armock
Keith D. Brophy
Harold J. Burns
Eric (Rick) E. Burrough
Curt E. Coulter, D.O.
Bruce John Essex, Jr.
Jack G. Hendon
Randy D. Hicks, M.D.
Gregory A. McConnell
Bradley F. McGinnis
Roxanne M. Page
Brian P. Petty
Michelle M. Wendling
In making this determination, the Board of Directors considered all relevant information, including ordinary course loans and other business transactions between the directors and ChoiceOne.
Committees of the Board of Directors
The Board of Directors has established the following standing committees:
•	Audit Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee
•	Risk Committee
Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accounting firm and reviews its fees for audit and non-audit services and the scope and results of audits performed by it. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.bank. As of the date of this proxy statement, Roxanne M. Page (Chairperson), Keith D. Brophy, Jack G. Hendon, Gregory A. McConnell, and Bradley F. McGinnis serve on the Audit Committee. ChoiceOne has designated Ms. Page as an audit committee financial expert as defined by rules of the SEC. All of the members of the Audit Committee are “independent” directors as defined by the rules of the SEC and Nasdaq Listing Rules. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company, and may retain outside counsel or other experts for this purpose at the expense of the Company. The Audit Committee met four times during 2024.
Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directors and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.bank. As of the date of this proxy statement, Jack G. Hendon (Chairperson), Greg L. Armock, Harold J. Burns, Eric (Rick) E. Burrough, Roxanne Page, and Brian P. Petty serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating

Committee are “independent” directors as defined by Nasdaq Listing Rules. The Governance and Nominating Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Governance and Nominating Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Governance and Nominating Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Governance and Nominating Committee met three times during 2024.
Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;
•	Administers the equity-based plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•
While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation for recommendation to the Board of Directors; and

•
While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.bank. All of the members of the Personnel and Benefits Committee are “independent” directors as defined by the rules of the SEC and Nasdaq Listing Rules. As of the date of this proxy statement, Harold J. Burns (Chairperson), Eric (Rick) E. Burrough, Jack G. Hendon, Randy D. Hicks, M.D., Bradley F. McGinnis, Roxanne M. Page, and Michelle M. Wendling serve on the Personnel and Benefits Committee. The Personnel and Benefits Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Personnel and Benefits Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Personnel and Benefits Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and employees subordinate to the Chief Executive Officer, subject to approval by the committee and such limitations and reporting responsibilities as the committee in its discretion shall require. The Personnel and Benefits Committee will not delegate to executive officers its authority to approve awards of equity-based compensation. The Personnel and Benefits Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Personnel and Benefits Committee met five times during 2024.
Risk Committee. The Risk Committee’s primary responsibility is to assist the full Board of Directors in fulfilling its oversight responsibility to various stakeholders relating to the adequacy of the management of key risks, including credit risk, asset and liability risk, liquidity risk, and operational risk. The Risk Committee is also responsible for monitoring the Company’s risk management profile and obtaining reasonable assurance of adherence to the Company’s risk management policies. The Risk Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Risk Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.bank. As of the date of this proxy statement, Michelle M. Wendling (Chairperson), Michael J. Burke, Jr., Curt E. Coulter, D.O., Bruce (John) Essex, Jr., and Kelly J. Potes serve on the Risk Committee. The Risk Committee may establish subcommittees and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Risk Committee may delegate its responsibility for the assessment of certain risks to various committees of management or the Board of Directors, which shall report and make recommendations to the Risk Committee regarding such specific areas of risk. The Risk Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Risk Committee met four times during 2024.
Mandatory Retirement Policy
Under ChoiceOne's mandatory retirement policy for its Board of Directors, no director may continue to serve on the Board of Directors after reaching 70 years of age.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.
The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee and through ChoiceOne Bank's Asset/Liability and Risk Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.
Nominations of Directors
The Governance and Nominating Committee will consider nominating director candidates recommended by shareholders, directors, officers and other sources. The Governance and Nominating Committee will ultimately determine whether a recommendation will result in a nomination of a director candidate. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of directors, the committee considers various factors and believes that each candidate should:
•	be considered based on a variety of personal attributes, including gender, race, and national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.
A shareholder may nominate a candidate for director in accordance with ChoiceOne's Restated Articles of Incorporation. A shareholder nominating a director must send a written notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:
•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;

•	a statement that the nominee is willing to be nominated and to serve; and
•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.
You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.
Anti-Hedging and Pledging Policy
ChoiceOne's anti-hedging and pledging policy aligns the interests of its directors and executive officers with its shareholders. The policy prohibits ChoiceOne's directors and executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of ChoiceOne's common stock, including short-selling, equity swaps, collars, exchange funds, put or call options, or prepaid variable forward contracts. Further, the policy prohibits directors and executive officers from pledging, hypothecating or otherwise encumbering shares of ChoiceOne's stock as collateral for indebtedness (including, but not limited to, holding such shares in a margin account), except that they may pledge, hypothecate or otherwise encumber shares of ChoiceOne common stock as collateral securing a loan made by an FDIC-insured depository institution if such loan (a) is made in the ordinary course of business, (b) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unaffiliated with the director, and (c) does not involve more than a normal risk of collectability or present other unfavorable features.
Incentive-Based Compensation Recoupment Policy
ChoiceOne adopted an incentive-based compensation recoupment policy as required by SEC Rule 10D-1 under the Act and the corresponding NASDAQ listing rules. Under the policy, in the event that ChoiceOne is required to prepare an accounting restatement to its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the policy requires the Company to recover erroneously awarded compensation that was awarded, earned, vested or paid based in whole or in part on the attainment of a financial reporting measure during the three completed fiscal years immediately preceding the date on which the Company was required to prepare an accounting restatement. The amount recoverable is the compensation paid or payable in excess of the amount that would have been paid or payable based on the restated financial results, computed without regard to any taxes paid. A copy of the Incentive-Based Compensation Recoupment Policy is available in the Investor Relations section of ChoiceOne's website at www.choiceone.bank.
Insider Trading Policy
Our insider trading policy prohibits any director, officer or employee of the Company and their immediate family members from trading securities while in the possession of material nonpublic information or from communicating (tipping) material nonpublic information to any other person. With respect to any director, Section 16 officer, and certain other designated employees (“Covered Persons”), the policy additionally requires such Covered Persons to obtain pre-clearance of all transactions in the Company’s securities and prohibits Covered Persons from trading during blackout periods. The policy also prohibits Covered Persons from engaging in short-term trading, short sales, options trading, trading on margin, or hedging our common stock.
Board Meetings and Attendance
During 2024, the ChoiceOne Board of Directors held 12 regular meetings and one special meeting. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the periods that they served.
Annual Meeting Attendance
ChoiceOne expects all of its directors to attend its annual meeting of shareholders. All directors attended the 2024 annual meeting.
Communicating with the Board of Directors
Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Adom

J. Greenland, Chief Financial Officer and Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable member(s) of the Board of Directors.
Human Capital Management
At December 31, 2024, ChoiceOne had a total of 372 employees, including 52 part-time employees and of which approximately 275 are women. The full-time equivalent of total employees at December 31, 2024 was 377. As a financial institution, approximately 61% of ChoiceOne's employees are employed at our branch and loan production offices, 32% at our main offices, and another 7% are employed at our wealth management offices. The success of our business is highly dependent on our employees, who provide value to our customers and communities through their dedication to our mission. ChoiceOne's employees are not represented by any collective bargaining group. Management considers ChoiceOne's employee relations to be good.
ChoiceOne believes that its ability to attract and retain employees is a key to its success. Accordingly, ChoiceOne strives to offer competitive salaries and employee benefits to all employees. Management monitors salaries in our market areas and retains the assistance of professional consultants in the assessment, selection, and administration of our employee benefit offerings. At December 31, 2024, 19% of ChoiceOne's current staff had been with ChoiceOne for 15 years or more.
ChoiceOne encourages and supports the growth and development of its staff. ChoiceOne seeks to fill positions by promotion and transfer from within the organization whenever possible. ChoiceOne provides customized training for new, front line customer service staff and we encourage and support the enhancement of professional and technical skills through seminars, courses and conferences primarily sourced through state and national banking associations and affiliates. Career development is achieved through internally developed training courses and specialty banking education using universities that offer banking management programs.
ChoiceOne's Board of Directors and management strive to hire, train, and develop a diverse workforce. ChoiceOne believes that doing so enables the Bank to better meet the financial needs of the diverse members of the communities we serve. ChoiceOne recognizes that all employees should feel a sense of belonging where they work and that collaboration among employees of diverse backgrounds improves the day-to-day experience of all our employees and exemplifies our Mission to provide superior service and advice, and to show utmost respect to everyone we meet.
On an ongoing basis, ChoiceOne promotes the health and wellness of our employees by strongly encouraging work-life balance and sponsoring an online wellness program that provides daily tips, encourages healthy competitions, and suggests various ways to incorporate healthy habits into their daily routines.
Commitment to Community
ChoiceOne remains committed to supporting and serving the communities in which we live and work through our ongoing charitable donations, event sponsorships and generous employee volunteerism. ChoiceOne employees working across the state show up every day with compassion and confidence to offer financial solutions to the individuals, families, farmers, and businesses in our communities, and act as ambassadors to volunteer their time and make a difference in our neighborhoods and communities.

Ownership of ChoiceOne Common Stock
Ownership of ChoiceOne Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of March 14, 2025, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Greg L. Armock	17,083	40,831	—	57,914	*
Keith D. Brophy	8,556	10,474	—	19,030	*
Michael (Mike) J. Burke, Jr.	2,542	7,017	—	9,559	*
Harold J. Burns	—	21,868	—	21,868	*
Eric (Rick) E. Burrough(3)	168,102	—	—	168,102	1.12%
Curt E. Coulter	10,282	—	—	10,282	*
Bruce John Essex, Jr.	—	249,108	—	249,108	1.66%
Jack G. Hendon	20,932	8,455	—	29,387	*
Bradley A. Henion	2,746	—	4,773	7,519	*
Randy D. Hicks, M.D.	—	96,668	—	96,668	*
Gregory A. McConnell	—	33,451	—	33,451	*
Bradley F. McGinnis	25,145	—	—	25,145	*
Roxanne M. Page	2,153	5,927	—	8,080	*
Brian P. Petty	4,000	99,643	—	103,643	*
Kelly J. Potes	6,890	35,814	—	42,704	*
Michelle M. Wendling	400	5,682	—	6,082	*
All directors, nominees for director and executive officers as a group	268,831	614,938	4,773	888,542	5.93%

*	Less than 1%
(1)
The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)	Of the shares held by Mr. Burrough, 144,260 shares were pledged as security for loans with FDIC-insured depository institutions as permitted by ChoiceOne's anti-hedging and pledging policy.
Non-Employee Director Stock Ownership Guidelines
ChoiceOne has established non-employee director stock ownership guidelines. Under the guidelines, each non-employee director is expected to acquire and continue to own at least 5,000 shares of the Company’s common stock. The shares that qualify for the minimum stock ownership level include owned shares (which include shares over which the director has sole voting and dispositive power and shared voting and dispositive power) and shares held through the Company’s Director Stock Purchase Plan. Each non-employee director is expected to achieve the target ownership level within five years of becoming a director. Current directors are expected to achieve the target ownership level within five years of the adoption of this policy. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

Security Ownership of Certain Beneficial Owners
The following table sets forth the number of shares of ChoiceOne common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of ChoiceOne’s outstanding shares of common stock as of December 31, 2024.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting Power	Shared Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
Blackrock, Inc. 50 Hudson Yards New York, NY 10001	486,835	495,375	—	—	495,375	5.50%
Fourthstone LLC 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	—	—	476,103	476,103	476,103	5.32%

(1)	The percentage set forth in this column was calculated on the basis of 8,965,483 shares of common stock outstanding as of December 31, 2024.

Executive Compensation
Compensation Discussion and Analysis
ChoiceOne has designed its executive compensation programs to attract, motivate, reward, and retain executive management talent, and to encourage executive management to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Personnel and Benefits Committee believes that ChoiceOne’s compensation programs are appropriate considering such factors as the size of the Company and ChoiceOne Bank, the market for executive talent in which we compete, and the Company's short-term and long-term strategic objectives. The Personnel and Benefits Committee believes that the Company's compensation programs strike an appropriate balance between incentivizing growth while not encouraging excessive risk-taking.
Executive compensation consists of a base salary and incentive-based compensation. The Personnel and Benefits Committee determines base salary annually using market comparisons and performance metrics. The incentive-based compensation is determined using the incentive compensation plan (“the Plan”) discussed below.
Incentive Compensation Plan
The Plan’s objective is to align executive pay with ChoiceOne Bank’s performance and comply with industry best practices. The Plan and performance period operate on a calendar year basis with incentive awards earned during each Plan year and payouts made in the first half of the following Plan year. Payouts are contingent upon continued employment with ChoiceOne Bank through the date of payment. The Plan outlines specific eligibility requirements to participate.
Incentive awards are based on eligible salary, which is defined as the actual amount of salary earned in the calendar year in which the award is based. Incentive awards are determined based on a combination of ChoiceOne Bank’s performance, calculated using a defined model that is based on expected levels of asset growth and return on average assets, adjusted by an asset quality modifier if asset quality deteriorates. Incentive awards are limited to 200% of the target award. The incentive award payouts are made in cash payments, time-based restricted stock units, and performance-based restricted stock units.
Personnel and Benefits Committee
The Personnel and Benefits Committee provides oversight of the Plan and has the responsibility to approve, amend, or terminate the Plan and Plan components as necessary. The Committee provides the finalized Plan to the Board for final approval each year.
The Personnel and Benefits Committee may engage an independent compensation consultant to conduct a competitive analysis of our executive compensation program relative to the market. The Committee did not retain a compensation consultant in 2024 but intends to engage a consultant in 2025.

Summary of Executive Compensation
The following table shows certain information concerning the compensation earned by each person who served as the Chief Executive Officer during the fiscal year ended December 31, 2024 and each of ChoiceOne's two most highly compensated executive officers (other than persons who served as Chief Executive Officer) who were serving as executive officers as of the fiscal year ended December 31, 2024 (together, the “named executive officers”).

	Summary Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Kelly J. Potes Chief Executive Officer of ChoiceOne and ChoiceOne Bank	2024	$488,000	$—	$157,136	$—	$202,032	$41,223	$888,391
	2023	$468,000	$—	$94,068	$—	$125,424	$34,761	$722,253
Michael (Mike) J. Burke, Jr. President of ChoiceOne and ChoiceOne Bank	2024	$370,006	$—	$85,101	$—	$136,162	$35,502	$626,771
	2023	$355,000	$—	$47,570	$—	$83,248	$22,953	$508,771
Bradley A. Henion Executive Vice President & Chief Lending Officer of ChoiceOne Bank	2024	$255,008	$—	$46,921	$—	$82,113	$13,106	$397,148
	2023	$245,000	$—	$32,830	$—	$49,245	$9,525	$336,600

(1)	Includes salary deferred under the ChoiceOne Bank 401(k) plan, described below.
(2)
The values of all stock awards reported in this column, which represent stock awards earned in the applicable year and granted in the subsequent year, were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 15 to the Company's 2024 consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. 2024 stock awards consist of awards of time-based restricted stock units, which will vest in full on the three-year anniversary of the grant date, and performance-based restricted stock units, which will vest upon satisfaction of the relevant performance metric (five-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (25%) and completion of a five-year service period. 2023 stock awards consist of awards of time-based restricted stock units, which will vest in full on the three-year anniversary of the grant date, and performance-based restricted stock units, which will vest upon satisfaction of the relevant performance metric (five-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (75%) levels and completion of a five-year service period. Any stock awards that vest will be converted to shares of Company common stock on a one-for-one basis. Stock awards that do not vest will be forfeited and the named executive officer will receive no shares of Company common stock attributable to the forfeited units. A holder of stock awards has no rights as a shareholder of the Company until such time as the awards vest and convert into shares of Company common stock. The value of the stock awards reported in this column assumes that the performance-based restricted stock units vest at the target level of performance. Assuming achievement of the highest possible level of performance, the value of the total stock awards for the year ended December 31, 2024 for Mr. Potes, Mr. Burke, and Mr. Henion is $196,420, $106,376, and $58,651, respectively.

(3)	Reflects the dollar value of non-equity incentive plan compensation earned during 2023 and 2024.
(4)
Amounts reflected in “All Other Compensation” include, as applicable, the reporting person's car allowance, group term life insurance premiums, HSA employer contributions, and 401(k) matching contributions.

2024 Base Compensation
In view of ChoiceOne Bank’s operating performance and financial condition, the Personnel and Benefits Committee approved a 4% merit-based increase for each of Messrs. Potes, Burke and Henion’s base salary for 2024.

2024 Incentive Plan
The 2024 Incentive Plan provided for the grant of short-term annual cash awards and the grant of long-term equity awards. In each case these amounts were adjusted to 92% of target amounts based on the defined plan model as described above. The grant of long-term equity awards was converted equally between time-based restricted stock units and performance-based restricted stock units. Time-based restricted stock units granted vest in full upon completion of a three-year service period. Performance-based restricted stock units vest upon satisfaction of the relevant performance metric (five-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (25%) levels and completion of a five-year service period, as provided in the table below:

Performance-based Restricted Stock Units	EPS Five Year Growth Rate	Payout Percentage
Maximum	7%	125%
Target	5%	100%
	3%	67%
	2%	50%
	1%	33%
Threshold	0%	25%

The incentive targets as a percentage of salary for each of ChoiceOne's named executive officers for 2024 were as follows:

	Cash Award	Stock Awards
Kelly J. Potes	45%	35%
Michael (Mike) J. Burke Jr.	40%	25%
Bradley A. Henion	35%	20%

Employment Agreements
Kelly J. Potes entered into an employment agreement on September 30, 2019, effective as of October 1, 2019 (the “Potes Employment Agreement”), pursuant to which Mr. Potes will serve as the Chief Executive Officer of ChoiceOne. Michael (Mike) J. Burke, Jr., entered into an employment agreement with ChoiceOne effective as of October 1, 2019 (the “Burke Employment Agreement”), pursuant to which Mr. Burke was appointed the President of ChoiceOne.
The terms of the Potes Employment Agreement and Burke Employment Agreement (together, the “Agreements”) are substantially similar. Under each Agreement, in the event of ChoiceOne's termination of Mr. Potes or Mr. Burke, as applicable (the “Executive”), without cause, or by the Executive for good reason (each as defined in the Agreements), the Executive will be entitled to continued salary for two years and monthly health care continuation payments for 12 months or until the commencement of new employment. In the event of a change of control and a qualifying termination within six months before or three years after the change in control , the Executive will be entitled to a lump-sum cash payment equal to three times their then-current base salary and monthly health care continuation payments for 12 months or until the commencement of new employment. If any payment to be received by the Executive following a change in control is determined to constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Code, ChoiceOne will act in good faith to mitigate the impact of Section 280G of the Code such that no “parachute payment” will result. To the extent this effort is unsuccessful, ChoiceOne will reduce the amount of such payment to ensure that the total payments to the applicable Executive do not exceed 2.99 times the Executive's “base amount” as defined in Section 280G(b)(3) of the Code.
The Agreements contain provisions related to non-solicitation and non-competition that generally preclude the Executive, during his time of employment and for a period of 24 months thereafter, from engaging in activities competitive with ChoiceOne in any county in which ChoiceOne or its affiliates has a branch office or loan production office or in any contiguous counties, and from diverting from ChoiceOne any trade or business with any customer or supplier with whom the Executive had contact during his employment, subject to certain conditions and exceptions. The Agreements also require the Executive to maintain the confidentiality of non-public information with respect to ChoiceOne and its affiliates.

Pursuant to the Agreements, the annual salaries of each of Mr. Potes and Mr. Burke are subject to annual review and adjustment in accordance with ChoiceOne's normal procedures. Mr. Potes and Mr. Burke are eligible to participate in ChoiceOne's bonus programs and equity-based compensation programs.
The foregoing description of the Burke Employment Agreement and the Potes Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Burke Employment Agreement, which is filed as Exhibit 10.7 to ChoiceOne's Pre-Effective Amendment No. 2 to Form S-4 filed August 5, 2019, and the Potes Employment Agreement, which is filed as Exhibit 10.2 to ChoiceOne's Current Report on Form 8-K filed October 1, 2019.
401(k) Plan
The ChoiceOne Bank 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”).
The purpose of the 401(k) plan is to permit employees of ChoiceOne Bank, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, ChoiceOne Bank may contribute discretionary matching or profit-sharing payments to the 401(k) plan. If ChoiceOne Bank contributes any matching contributions, those contributions are immediately vested. If ChoiceOne Bank contributes profit-sharing payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's service. ChoiceOne Bank has generally made a contribution to the 401(k) plan each year. A discretionary match was made for 2024.

Outstanding Performance Stock Units
In January 2024, the Board of Directors approved modifications to outstanding performance stock units awarded to named executive officers in 2022 and 2023. The modifications included extended the performance and vesting periods from three years to five years.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding equity awards for each named executive officer as of December 31, 2024.

	Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Restricted Stock Awards		Performance Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Kelly J. Potes					1,973(1)	$70,318
					1,572[2]	$56,026
					1,606[3]	$57,235
							1,972(4)	$70,282
							1,573(5)	$56,062
							1,605[6]	$57,202
Michael (Mike) J. Burke, Jr.					1,329(1)	$47,366
					865(2)	$30,829
					812(3)	$28,940
							1,329(4)	$47,366
							865(5)	$30,829
							812(6)	$28,940
Bradley A. Henion	120	—	$21.13	12/16/2025
	1,653	—	$20.86	4/15/2027
	1,500	—	$25.65	6/1/2028
	1,500	—	$27.25	4/30/2029
					616(1)	$21,954
					479(2)	$17,072
					560(3)	$19,958
							615(4)	$21,919
							479(5)	$17,072
							560(6)	$19,958

(1)	Time-based restricted stock units granted February 15, 2022 will vest on April 30, 2025.
(2)	Time-based restricted stock units granted April 30, 2023 will vest on April 30, 2026.
(3)	Time-based restricted stock units granted April 30, 2024 will vest on April 30, 2027.
(4)
ChoiceOne granted performance stock units on February 15, 2022 to a select group of employees under the Stock Incentive Plan of 2012. These performance stock units vest on the five-year anniversary of the grant date based on earnings per share growth rate from the date of the grant. Shares can vest at a rate of 125%, 100%, 75%, or 0% based on the growth rate achieved over the five-year time frame.

(5)
ChoiceOne granted performance stock units on April 30, 2023 to a select group of employees under the Equity Incentive Plan of 2022. These performance stock units vest on the five-year anniversary of the grant date based on earnings per share growth rate from the date of the grant. Shares can vest at a rate of 125%, 100%, 75%, or 0% based on the growth rate achieved over the five-year time frame.

(6)
ChoiceOne granted performance stock units on April 30, 2024 to a select group of employees under the Equity Incentive Plan of 2022. These performance stock units vest on the five-year anniversary of the grant date based on earnings per share growth rate from the date of the grant. Shares can vest at a rate of 125%, 100%, 75%, or 0% based on the growth rate achieved over the five-year time frame.

Director Compensation
The following table provides information concerning the compensation of directors for 2024.

	Director Compensation
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Greg L. Armock	$41,500	$20,000	$61,500
Keith D. Brophy	40,500	$20,000	60,500
Michael (Mike) J. Burke, Jr.	—	—	—
Harold J. Burns	40,500	$20,000	60,500
Eric (Rick) E. Burrough	39,000	$20,000	59,000
Curt E. Coulter	40,500	$20,000	60,500
Bruce John Essex, Jr.	39,000	$20,000	59,000
Jack G. Hendon	49,000	$20,000	69,000
Gregory A. McConnell	40,500	$20,000	60,500
Bradley F. McGinnis	39,000	$20,000	59,000
Roxanne M. Page	41,500	$20,000	61,500
Kelly J. Potes	—	—	—
Michelle M. Wendling	40,500	20,000	60,500

(1)
Directors may elect to defer fees otherwise payable in cash and instead receive payment in the form of ChoiceOne common stock pursuant to the Directors Stock Purchase Plan described in the narrative below. For 2024, Messrs. Armock, Burns, Burrough, Coulter (for two payments), and McGinnis, elected to receive 100% of their fees in the form of ChoiceOne stock, Messrs. Brophy and Coulter (for two payments) received 50% of their fees in the form of ChoiceOne stock, and Wendling received 25% of her fees in the form of ChoiceOne stock.

Director Compensation
During 2024, ChoiceOne compensated its non-employee directors with an annual retainer of $39,000 in cash and $20,000 in stock awards. ChoiceOne compensated its Chairman of the Board with an additional $10,000 in cash. ChoiceOne compensated its Committee Chairpersons in cash as follows: $2,500 for the Audit Committee Chairperson, $1,500 for the Personnel and Compensation Committee Chairperson, $1,500 for the Risk Committee Chairperson and $1,500 for the Governance and Nominating Committee Chairperson. ChoiceOne Bank compensated its Committee Chairpersons in cash as follows: $2,500 for the Loan Committee Chairperson, $1,500 for the Wealth Management Committee Chairperson, and $1,500 for the Information Technology Committee Chairperson.
Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each stock purchase date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock on the last day of the month preceding the stock purchase date.
Neither Mr. Potes nor Mr. Burke received compensation for their service as a director of ChoiceOne or its subsidiaries.
Potential Payments Upon Termination or Change in Control
Pursuant to the Employment Agreements between ChoiceOne and each of Kelly J. Potes and Michael J. Burke, Messrs. Potes and Burke may be entitled to certain severance benefits following a termination or change in control, as described above under the heading “Employment Agreements,” which description is here incorporated by reference.
ChoiceOne has granted certain equity awards pursuant to the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022 that are subject to accelerated vesting upon a change in control of ChoiceOne.
The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2024. No named executive officer is entitled to any payments or benefits in the event of a change in control absent a qualifying termination.

Triggering Event and Payments/Benefits	Kelly J. Potes	Michael J. Burke, Jr.	Bradley A. Henion
Change in Control(1)(2)	$1,607,550	$1,192,102	$58,984
Death(3)(4)	$575,146	$421,169	$278,685
Disability or Retirement(4)	$107,146	$66,169	$33,685

(1)
Pursuant to the Employment Agreement between ChoiceOne and each of Mr. Potes and Mr. Burke (as applicable, the “Executive”), the Executive will receive severance benefits in the event of a Change in Control (as defined in the Employment Agreement) and a qualifying termination within six months before or three years after the change in control in the form of a lump-sum cash payment equal to three times the Executive's then-current base salary and monthly health care continuation payments for twelve months or until the commencement of new employment. The payments to each Executive under his Employment Agreement after a Change in Control are limited by Section 280G of the Code. The amount shown in the table for each Executive reflects this limitation.

(2)
In accordance with the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022, all outstanding unvested equity awards and stock options shall become immediately fully vested upon a change in control. The amount shown includes the value of accelerated vesting of restricted stock units and stock options.

(3)
ChoiceOne Bank has obtained bank-owned life insurance on certain key executives. Under ChoiceOne Bank's policies, if Mr. Potes, Mr. Burke or Mr. Henion die while still working for ChoiceOne Bank, his respective estate will receive compensation.

(4)
In accordance with the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022, restrictions on all outstanding unvested restricted stock units will be removed on a pro rata basis equal to the total number of such awards multiplied by the number of full months elapsed since grant date divided by the total number of full months in the respective restricted period upon death, disability, or retirement.

Pay versus Performance Table

Pay Versus Performance Year(1)	Summary compensation table total for PEO	Compensation actually paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO named executive officers	Average Compensation Actually Paid to non-PEO named executive officers(1)(2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return	Net Income
2024	$888,391	$872,366	$511,960	$497,066	$135.60	$26,727,000
2023	$722,253	$715,362	$422,686	$417,862	$107.40	$21,261,000
2022	$646,206	$678,579	$401,701	$428,680	$102.02	$23,640,000

(1)	For each of the years presented above, our PEO was Mr. Potes, and our Non-PEO NEOs were Mr. Burke and Mr. Henion.
(2)	The table below details amounts deducted and added to calculate Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the Non-PEO NEOs.

	PEO			Average for Non-PEO NEOs
	2024	2023	2022	2024	2023	2022
Total compensation per Summary Compensation Table (“SCT”)	$888,391	$722,253	$646,206	$511,960	$422,686	$401,701
Less the value of stock grants reported in the SCT, respectively	$157,136	$94,068	$91,200	$66,011	$40,200	$38,975
Plus year-end value of stock grants awarded in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year	$114,440	$92,148	$114,405	$48,897	$39,378	$56,391
Plus the change in fair value of prior year awards that are outstanding and unvested as of the end of the covered fiscal year	$44,951	$1,955	$10,098	$10,425	$465	$10,494
Plus the change in fair value as of the vesting date of prior year awards that vested at the end of or during the covered fiscal year	$(18,280)	$(6,926)	$(930)	$(8,205)	$(4,467)	$(930)
Compensation actually paid for year shown	$872,366	$715,362	$678,579	$497,066	$417,862	$428,680

Relationship Between Compensation Actually Paid and Performance Measures
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Cumulative Total Shareholder Return (TSR). From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 5% and decreased by 3%, respectively, compared to a 5% increase in our TSR over the same time period. From 2023 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 22% and 19%, respectively, compared to a 26% increase in our TSR over the same time period.
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 5% and decreased by 3%, respectively, compared to a 10% decrease in our Net Income over the same time period. From 2023 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 22% and 19%, respectively, compared to a 26% increase in our Net Income over the same time period.

Audit Committee Report
The Audit Committee (“Audit Committee”) reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the internal controls over financial reporting. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2024 included in the 2024 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
The Audit Committee has also reviewed with ChoiceOne's independent auditors – who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles – the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.
After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2024 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,

Roxanne M. Page (Chair)
Keith D. Brophy
Jack G. Hendon
Gregory A. McConnell
Bradley F. McGinnis

Related Matters
Transactions with Related Persons
Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with ChoiceOne Bank in the ordinary course of business between January 1, 2024 and December 31, 2024. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. None of these loan relationships presently in effect were in default as of the date of this proxy statement.
The Audit Committee is responsible for the review and approval of any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K).
Independent Registered Public Accounting Firm
Plante & Moran, PLLC (“Plante Moran”) has been selected to serve as ChoiceOne's independent auditors for the year ending December 31, 2025. Plante Moran served as ChoiceOne's independent auditors for the year ended December 31, 2024.
Representatives of Plante Moran are expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions.
In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.
The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.
The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.
Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2024 and 2023 were pre-approved pursuant to this policy.
Audit Fees. ChoiceOne paid to Plante Moran $354,000 during 2024 and $320,500 during 2023 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.
Audit-Related Fees. ChoiceOne paid to Plante Moran $0 during 2024 and $0 during 2023 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under “Audit Fees” above.
Tax Fees. ChoiceOne paid to Plante Moran $0 during 2024 and $0 during 2023 for tax compliance, tax advice and tax planning.
All Other Fees. ChoiceOne paid Plante Moran $108,500 in other fees including comfort procedures during 2024 for services related to its merger with Fentura Financial, Inc. and its registered offering of common stock in July 2024. ChoiceOne paid no other fees to Plante Moran during 2023.

Shareholder Proposals
If you would like a proposal to be presented at the 2026 Annual Meeting of Shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by December 9, 2025 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2026 Annual Meeting of Shareholders must be submitted in accordance with ChoiceOne's Bylaws and must be received by ChoiceOne by December 9, 2025.
Householding
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered shareholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Form 10-K Report Available
ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Adom Greenland, Chief Financial Officer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V66869-P25344 ! ! ! 01) Greg L. Armock 02) Eric (Rick) E. Burrough 03) Kelly J. Potes 04) Brian P. Petty 05) Randy D. Hicks, M.D. For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 4. Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year. 2. Advisory approval of the Company's executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors CHOICEONE FINANCIAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: 3. An advisory vote to determine whether future advisory votes to approve the Company's executive compensation should occur every 1, 2, or 3 years. 1 Year 2 Years 3 Years Abstain ! ! ! ! The Board of Directors recommends you vote 1 YEAR on the following proposal: The Board of Directors recommends you vote FOR the following proposal: For Against Abstain CHOICEONE FINANCIAL SERVICES, INC. P.O. BOX 186 SPARTA, MI 49345-0186 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 20, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/COFS2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 20, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V66870-P25344 CHOICEONE FINANCIAL SERVICES, INC. Annual Meeting of Shareholders May 21, 2025 9:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints Adom J. Greenland, Jack G. Hendon and Kelly Potes, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CHOICEONE FINANCIAL SERVICES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 21, 2025, by live webcast at www.virtualshareholdermeeting.com/COFS2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the shares represented by this proxy will be voted FOR all director nominees, FOR approval of the compensation of the Company's named executive officers, 1 YEAR for the frequency of future advisory votes to approve the Company's executive compensation, and FOR ratification of the selection of auditors and in their discretion on any other matters that may properly come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2025: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.